Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-172202

Prospectus Supplement No. 5
(To Prospectus dated April 1, 2014)
SNAP INTERACTIVE, INC.

UP TO 4,117,500 SHARES OF COMMON STOCK

This Prospectus Supplement No. 5 supplements and amends the prospectus dated April 1, 2014, as amended by Prospectus Supplement No. 1 dated May 1, 2014, Prospectus Supplement No. 2 dated May 6, 2014, Prospectus Supplement No. 3 dated May 13, 2014 and Prospectus Supplement No. 4 dated June 19, 2014, referred to herein as the Prospectus. This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated June 17, 2014, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common stock. These risks are described under the caption “Risk Factors” beginning on page 3 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 19, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 17, 2014

SNAP INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52176	20-3191847
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

462 7th Avenue, 4th Floor New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 594-5050

(Former name or former address, if changed since last report)

Not Applicable
________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2014, the Board of Directors (the “Board”) of Snap Interactive, Inc. (the “Company”) increased the size of the Board from one (1) member to two (2) members and appointed Alexander Harrington (“Mr. Harrington”) to the Board, effective immediately.  Mr. Harrington will serve as a director until the Company’s 2015 Annual Meeting of Stockholders. Mr. Harrington has not been appointed to any Board committees at this time.

As consideration for his service on the Board, Mr. Harrington received an option to purchase 25,000 shares of the Company’s common stock. The shares underlying the stock option will vest on the first anniversary of the date of grant, provided that Mr. Harrington is providing services to the Company on such date. There are no arrangements or understandings between Mr. Harrington and any other persons pursuant to which he was selected as a director.  In addition, there are no transactions between the Company and Mr. Harrington or his immediate family members requiring disclosure under Item 404(a) of Regulation S-K.

Section 8 – Other Events

Item 8.01     Other Events.

On June 17, 2014, the Company issued a press release announcing Mr. Harrington’s appointment as a director.  A copy of the press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press release, dated June 17, 2014, issued by Snap Interactive, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2014	SNAP INTERACTIVE, INC.

	By:	/s/ Clifford Lerner
Clifford Lerner
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press release, dated June 17, 2014, issued by Snap Interactive, Inc.

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